Exhibit 8.1

January 25, 2017

Alliqua Biomedical, Inc.

1010 Stoney Hill Road, Suite 200

Yardley, PA 19067

Ladies and Gentlemen:

We have acted as counsel to Alliqua Biomedical, Inc., a Delaware corporation (“Old Alliqua”), in connection with (i) the merger of Chesapeake Merger Corp., a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of Alliqua Holdings, Inc. (“New Alliqua”) into Old Alliqua with Old Alliqua surviving as the wholly owned subsidiary of New Alliqua and (ii) the contribution of the assets of Soluble Systems, LLC, a Virginia limited liability company (“Soluble”) into New Alliqua (collectively, the “Transactions”). The Transactions are to be undertaken pursuant to the Contribution Agreement and Plan of Merger, dated October 5, 2016, by and among Old Alliqua, Merger Sub, New Alliqua and Soluble (the “Transactions Agreement”). We are issuing this opinion in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), to be filed with the Securities and Exchange Commission in connection with the Transactions.

For purposes of rendering this opinion, we have relied upon the accuracy and completeness of the factual statements and representations that are contained in the Transactions Agreement, the Registration Statement, and such other records, documents, and information as in our judgment are necessary or appropriate to enable us to provide such opinion. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, and we have assumed that (i) such factual statements and representations are accurate and complete as of the date hereof and will be accurate and complete as of the effective time of the Transactions, (ii) the factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification, (iii) the Transactions will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Transactions Agreement and described in the Registration Statement, including the joint proxy statement/prospectus, without the waiver of any material condition, and (iv) the Transactions will be effective under applicable state law.

Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we are of the opinion, under current U.S. federal income tax law, that the description set forth under the caption “Material U.S. Federal Income Tax Consequences of the Transactions” in the Registration Statement correctly describes and is our opinion of, as of the date hereof, the material aspects of the U.S. federal income tax treatment of the Transactions to New Alliqua, Old Alliqua and holders of stock, warrants and options of Old Alliqua.

This opinion is expressed as of the date hereof and is based on provisions of the Code, Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as in effect as of the date hereof, any of which may be changed at any time with retroactive effect. No opinions are expressed with respect to the tax consequences of the Transactions under any foreign, state, or local tax law. Any change in applicable laws or facts or in circumstances surrounding the Transactions, or any inaccuracy in the statements, facts, assumptions, and representations upon which we have relied, may affect the validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or may come to our attention. Further, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP